EXHIBIT 23.6

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to:

The incorporation by reference in this Registration Statement on Form S-11 of Jones Lang LaSalle Income Property Trust, Inc. of:

•	Our report dated June 16, 2014, relating to our audit of the statement of revenues and certain expenses of Oak Grove Plaza for the year ended December 31, 2013, included in Jones Lang LaSalle Income Property Trust, Inc.’s Form 8-K filed with the Securities and Exchange Commission on June 16, 2014.

•	Our report dated June 16, 2014, relating to our audit of the statement of revenues and certain expenses of Rancho Temecula for the year ended December 31, 2013, included in Jones Lang LaSalle Income Property Trust, Inc.’s Form 8-K filed with the Securities and Exchange Commission on June 16, 2014.

We also consent to the reference to us under the heading “Experts” in such Registration Statement and related prospectus.

/s/ McGladrey LLP

Chicago, Illinois

June 18, 2014